EXHIBIT 15.1

[Deloitte & Touche LLP Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated 25 February 2009, relating to the financial statements of The Royal Bank of Scotland Group plc (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 1), and the effectiveness of The Royal Bank of Scotland Group plc’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of The Royal Bank of Scotland Group plc for the year ended 31 December 2008, in the following Registration Statements:

Form Registration Statement No.

F-3 333-123972
F-3 333-100661
F-3 333-73950
S-8 333-85208
S-8 333-115726
S-8 333-120980
S-8 333-130558
S-8 333-153673
S-8 333-12378
S-8 333-13700

/s/ Deloitte LLP
DELOITTE LLP
29 April 2009